UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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SEACOR Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2200 Eller Drive
Fort Lauderdale, Florida 33316

April 17, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Meeting”) of SEACOR Holdings Inc. (the “Company”), which will be held at Ritz-Carlton St. Louis Hotel, located at 100 Carondelet Plaza, Clayton, Missouri 63105 on May 17, 2006. All holders of record of the Company’s outstanding common stock at the close of business on March 23, 2006 will be entitled to vote at the Meeting.

Directors, officers and other representatives of the Company will be present at the Meeting and they will be pleased to answer any questions you may have.

Whether or not you expect to attend the Meeting and regardless of the number of shares of the Company’s common stock you own, you are encouraged to read the enclosed Proxy Statement and Annual Report carefully, and to complete, sign, date and return the enclosed proxy card in the postage-paid, pre-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.

We hope that you will be able to attend and look forward to seeing you at the Meeting.

Sincerely,

Charles Fabrikant
Chairman of the Board

2200 Eller Drive
Fort Lauderdale, Florida 33316

SEACOR Holdings Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 17th, 2006

April 17, 2006

To Our Stockholders:

The annual meeting of Stockholders of SEACOR Holdings Inc. will be held on Wednesday, May 17th, 2006 at 11:00 a.m., local time, at the Ritz-Carlton St. Louis Hotel, located at 100 Carondelet Plaza, Clayton, Missouri 63105, for the following purposes:

1.               To elect twelve directors to serve until the 2007 annual meeting of stockholders;

2.               To ratify the appointment of Ernst & Young LLP as SEACOR’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.               To transact such other business as may properly come before the annual meeting and any adjournments thereof.

Only holders of record of SEACOR common stock at the close of business on March 23, 2006 will be entitled to notice of and to vote at the annual meeting. See the “Solicitation of Proxies, Voting and Revocation—Voting” section of the accompanying proxy statement for the place where the list of stockholders may be examined.

Your vote is very important! Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the annual meeting, so that your shares may be represented at the annual meeting if you are unable to attend and vote in person. If you attend the annual meeting, you may revoke your proxy and vote your shares in person.

For the Board of Directors

Alice N. Gran
Secretary

SEACOR Holdings Inc.

2200 Eller Drive
Fort Lauderdale, Florida 33316

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on
May 17, 2006

SOLICITATION OF PROXIES, VOTING AND REVOCATION

General

This Proxy Statement and the enclosed proxy card are being furnished to holders of record of the common stock, $.01 par value per share (the “Common Stock”), of SEACOR Holdings Inc., a Delaware corporation (the “Company” or “SEACOR”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, May 17, 2006 and at any adjournments thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about April 17, 2006.

Voting

The Company’s Board has fixed the close of business on March 23, 2006 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting. Each such stockholder will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Meeting, and may vote in person or by proxy authorized in writing. Attendance at the Meeting, in person or represented by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding, and entitled to vote constitutes a quorum. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum for the Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record (“broker”) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

As of the Record Date, there were 60,000,000 shares of Common Stock authorized, of which 25,055,510 were issued and outstanding. The Company has no other voting securities issued or outstanding.

A list of the Company’s stockholders as of the Record Date will be available for examination by any stockholder, for purposes germane to the Meeting, during ordinary business hours, for ten days prior to the date of the Meeting, at the offices of the Company, 2200 Eller Drive, Fort Lauderdale, Florida 33316.

Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Common Stock represented by properly executed proxy cards that are received by the Company and not subsequently revoked will be voted at the Meeting in accordance with the instructions contained therein.

Election to the Board requires the affirmative vote of a plurality of the shares of Company Common Stock present in person or represented by proxy at the Meeting and entitled to vote. Only votes for a director or withheld are counted in determining whether a plurality has been cast for such director. Abstentions and broker non-votes are not counted for purposes of the election of directors and will not affect the outcome of such election.

For matters other than the election of directors, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of those matters. Because abstentions are treated as shares present or represented and voting, abstaining has the same effect as a negative vote. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved such matters.

At the close of business on the Record Date, directors and executive officers of the Company and their affiliates beneficially owned and were entitled to vote approximately 1,697,696 shares of Common Stock, collectively representing approximately 6.7% of the Common Stock outstanding on that date.

If your shares are held in “street name” by a broker and you wish to vote on the proposals to elect the directors, to ratify the appointment of the Company’s independent registered public accounting firm or to act upon any other routine business that may properly come before the annual meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your brokers generally will have the authority to vote on the election of directors, the ratification of the appointment of the independent registered public accounting firm and other routine matters.

If you sign and return your proxy card but do not specify how your shares are to be voted, they will be voted FOR election as a director of each of management’s nominees named under “Proposal No. 1—Election of Directors” in this Proxy Statement and listed under Item 1 of the enclosed proxy card and FOR Proposal No. 2, “Ratification of Appointment of Independent Auditors” in this Proxy Statement and listed under Item 2 of the enclosed proxy card. If  other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the stockholder.

As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspectors of election and personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.

Revocation of Proxies

A stockholder who so desires may revoke such stockholder’s proxy at any time before it is exercised at the Meeting by: (i) providing written notice to such effect to the Secretary of the Company, (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card, or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) to vote in person.

Solicitation Expenses

The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.

The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Common Stock by: (i) all persons (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who were known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth below under “Executive Compensation,” and (iv) all directors and executive officers of the Company as a group (19 persons). Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of March 23, 2006.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class
Charles Fabrikant(3)	1,014,766	4.0%
Randall Blank(4)	86,277	*
Dick Fagerstal(5)	32,603	*
John Gellert(6)	59,950	*
Alice N. Gran(7)	20,726	*
James A. F. Cowderoy(8)	59,207	*
Pierre de Demandolx(8)	19,375	*
Richard M. Fairbanks, III(10)	36,375	*
Michael E. Gellert(11)	229,233	*
John C. Hadjipateras(12)	18,975	*
Oivind Lorentzen(13)	23,375	*
Andrew R. Morse(14)	43,406	*
Christopher Regan(15)	6,295	*
Stephen Stamas(16)	14,875	*
Steven Webster	0	*
Steven J. Wisch(17)	16,975	*
Dimensional Fund Advisors Inc.(18)	1,673,077	6.7%
1299 Ocean Avenue
Santa Monica, California 90401
Porter Felleman(19)	2,501,347	10.0%
666 Fifth Avenue
New York, New York 10103
Citadel Limited Partnership(20)	1,781,827	7.1%
131 Dearborn Street
32nd Floor
Chicago, IL 60603
FMR Corporation(21)	1,694,400	6.8%
82 Devonshire Street
Boston, MA 02109
Nautilus Acquisition, L.P.(22)	3,184,360	12.7%
c/o CSFB Private Equity, Inc.
Eleven Madison Avenue
New York, NY 10010
All directors and executive officers as a group (19 persons)	1,697,696	6.7%

*                     Less than 1.0%.

(1)            Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Holdings Inc., 2200 Eller Drive, Fort Lauderdale, Florida 33316.

(2)            The information contained in the table above reflects “beneficial ownership” of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares issuable upon the exercise of outstanding stock options exercisable within 60 days after the date of this Proxy Statement.

(3)            Includes 503,221 shares of Common Stock which Mr. Fabrikant may be deemed to own through his interest in, and control of (i) Fabrikant International Corporation (“FIC”), of which he is President, the record owner of 372,727 shares of Common Stock, (ii) Fabrikant International Profit Sharing Trust, of which he is the trustee, the record owner of 19,680 shares of Common Stock, (iii) the E Trust, of which he is Trustee, the record owner of 3,789 shares of Common Stock, (iv) the H Trust, of which he is trustee, the record owner of 3,789 shares of Common Stock and (v) VSS Holding Corporation (“VSS Holdings”), of which he is President and sole stockholder, the record owner of 103,236 shares of Common Stock. Also includes 212,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 56,800 shares of restricted stock over which Mr. Fabrikant exercises sole voting power.

(4)            Includes 48,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 5,400 shares of restricted stock over which Mr. Blank exercises sole voting power.

(5)            Includes 13,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 7,300 shares of restricted stock over which Mr. Fagerstal exercises sole voting power.

(6)            Includes 22,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 16,700 shares of restricted stock over which Mr. Gellert exercises sole voting power.

(7)            Includes 7,503 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 2,880 shares of restricted stock over which Ms. Gran exercises sole voting power.

(8)            Includes 9,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(9)            Includes 18,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10)     Includes 18,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11)     Includes 120,000 shares of Common Stock owned by Windcrest Partners, of which Mr. Gellert is one of two general partners, and 18,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12)     Includes 2,000 shares of Common Stock which Mr. Hadjipateras may be deemed to own through a trust held for his children of which he is the trustee, and 600 shares of Common Stock owned by his daughter of which he is custodian until her 21st birthday. Also includes 15,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(13)     Includes 12,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(14)     Includes 18,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(15)     Includes 6,295 shares of Common Stock which Mr. Regan may be deemed to own through a trust held for his children.

(16)     Includes 12,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(17)     Includes 6,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(18)     According to a Schedule 13G filed on February 9, 2005, by Dimensional Fund Advisors Inc. (“Dimensional Fund Advisors”), Dimensional Fund Advisors has sole voting and dispositive power with respect to such shares, but disclaims beneficial ownership of such shares.

(19)     According to a Schedule 13G amendment filed jointly on February 10, 2006 by a group consisting of A. Alex Porter (“Porter”), Paul Orlin (“Orlin”), Geoffrey Hulme (“Hulme”), Jonathan W. Friedland (“Friedland”) and CF Advisors, LLC (“CF Advisors”), Porter, Orlin, Hulme and Friedland have shared voting and dispositive power as to all such shares, and CF Advisors has shared voting and dispositive power as to 1,351,806 of such shares.

(20)     According to a Schedule 13G amendment filed jointly on February 13, 2006 by Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Wellington LLC, Citadel Kensington Global Strategies Fund Ltd., Citadel Equity Fund Ltd. and Citadel Derivatives Group LLC, each such reporting person has shared voting and dispositive power with respect to such shares.

(21)     According to a Schedule 13G amendment filed jointly on February 14, 2006 by FMR Corp. (“FMR”), Edward C. Johnson 3d (“Johnson”) and Fidelity Management & Research Company, FMR and Johnson each has sole dispositive power with respect to such shares.

(22)     According to a Schedule 13G amendment filed jointly on February 13, 2006 by Nautilus Acquisition, L.P. (“Nautilus”), Nautilus Intermediary, L.P. (“Nautilus Intermediary”), Nautilus AIV, L.P. (“Nautilus AIV”), Nautilus GP, LLC (“Nautilus GP”), Credit Suisse First Boston Private Equity, Inc. (“CSFBPE” and, together with Nautilus, Nautilus Intermediary, Nautilus AIV and Nautilus GP, the “Nautilus Entities”), Merkur-Nautilus Holdings, LLC (“Merkur-Nautilus”), Turnham-Nautilus Holdings, LLC (“Turnham-Nautilus”), Martin Merkur (“Merkur”), Robert C. Turnham, Jr. (“Turnham”), W.M. Craig (“Craig”) and Credit Suisse (the “Bank”) (on behalf of itself and its subsidiaries, to the extent they constitute the Credit Suisse First Boston business unit, excluding the Credit Suisse Asset Management business (the “CS Entities”)), each such reporting person has shared dispositive power with respect to all such shares and shared voting power with respect to 2,248,062 of such shares. Merkur-Nautilus, Turnham-Nautilus, Merkur, Turnham, Craig and the CS Entities disclaim beneficial ownership of all such shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors.   Pursuant to applicable Delaware law (the jurisdiction of incorporation of the Company) and the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the business and affairs of the Company are managed by or under the direction of the Board. Generally, the Board oversees the management of the Company’s business operations and determines the corporate policies and appoints the chief executive officer, chief financial officer and other executive officers of the Company.

Pursuant to the Company’s Amended and Restated By-laws currently in effect (the “By-laws”), the number of directors constituting the Board shall be no fewer than five nor more than twelve, as may be fixed from time to time by resolution of the entire Board. The size of the Board is presently fixed at twelve members. The By-laws provide that directors of the Company are elected annually to serve until the next Annual Meeting of Stockholders or until their earlier resignation or removal. Accordingly, at the Meeting, twelve directors are to be elected to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. All of the management nominees for director named below are currently directors of the Company. Unless otherwise specified, proxies will be voted FOR the election of each of the management nominees named below. The Board does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the Board may recommend unless otherwise specified in the proxy.

Director Independence.   The Board has adopted the following standards for determination of Director independence in compliance with the NYSE corporate governance listing standards:

To be considered “independent,” the Board must affirmatively determine that a Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries).

A Director will not be considered independent if, within the preceding three years:

1.    The Director was an employee, or an immediate family member of the Director was an executive officer, of the Company.

2.    The Director received, or an immediate family member of the Director who is an executive of the Company received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3.    The Director was affiliated with or employed by, or an immediate family member of the Director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company.

4.    The Director was employed, or an immediate family member of the Director was employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

5.    The Director was an executive officer or an employee, or an immediate family member of the Director was an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board has affirmatively determined that each member of the Board meets the aforementioned independence standards with the exception of Mr. Fabrikant (because he is the current President and Chief Executive Officer of SEACOR), Mr. Gellert (because his son is employed by SEACOR as a Senior Vice President) and Mr. Cowderoy (because he is presently engaged in discussions with the Company regarding his possible employment by the Company or a subsidiary). Mr. Morse is a principal in a wealth management group affiliated with UBS Financial Services Inc., an affiliate of UBS. UBS and its affiliates in the past have provided, and currently are providing, services to SEACOR. In 2005 and 2006, SEACOR retained UBS Securities LLC and UBS Investment Bank, each an unrelated subsidiary of UBS to provide financial advisory and investment banking services to the Company. The SEACOR Board concluded that Mr. Morse is not affiliated with UBS Securities LLC and UBS Investment Bank or the individuals who have provided financial and investment banking services and there is no relationship between Mr. Morse’s compensation and any fees paid by the Company to any UBS-affiliated entity for investment banking or other services. As a consequence, the SEACOR Board has determined that delivery of such services by UBS affiliates does not create a material relationship between Mr. Morse and SEACOR and therefore does not preclude its finding that Mr. Morse is independent under the NYSE rules. On March 3, 2006, the Company sold certain assets to Grupo TMM, S.A., a Mexican corporation (“TMM”) for approximately $57 million. After the Company’s agreement to enter into this transaction, an entity affiliated with Mr. Lorentzen, a Director of the Company and chair of its Audit Committee, agreed to provide up to $9 million of financing to TMM as a participant in an $18 million credit facility in connection with the transaction. Because this financing creates relationships only with entities unaffiliated with the Company, the Board has determined that any relationship between Mr. Lorentzen and SEACOR created by this transaction is so attenuated as to be immaterial and therefore does not preclude its finding that Mr. Lorentzen is independent under the NYSE rules.

Executive Sessions.   Non-management directors meet at regularly scheduled executive sessions without any members of management being present to discuss issues relating to management performance and any other issue that may involve a conflict concerning management. In lieu of a regularly presiding director, these sessions are presided over by a director selected by majority vote of the directors present at such session.

Communications With The Board.   Securityholders who wish to communicate with the Board may do so by writing to: Non-Management Directors, c/o Corporate Secretary, SEACOR Holdings Inc., 2200 Eller Drive, Fort Lauderdale, FL 33316 or to corporatesecretary@ckor.com. The non-management directors have established procedures for handling communications from Securityholders and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees will be forwarded to the non-management directors. Communications that relate to matters that are within the responsibility of one of the Board Committees will be forwarded to the chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not to be forwarded, but will be made available to any non-management director who wishes to review them.

The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to the Company. These procedures are published on the Company’s website, at www.seacorholdings.com, under “Investor Relations—Corp. Governance—Procedures for Addressing Complaints About Accounting and Auditing Matters.”  Such complaints, reports or concerns may be communicated to the Company’s General Counsel or the Chairman of the Audit Committee through a toll-free hotline at 1-866-384-4277 or through an internet based reporting tool, provided by EthicsPoint

(www.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the General Counsel, communicated to the Chairman of our Audit Committee and investigated, under the supervision of our Audit Committee, by our General Counsel. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), these procedures prohibit us from retaliating against any person who, in good faith, submits an accounting or auditing  complaint, report or concern or provides assistance in the investigation or resolution of such matters.

Biographical Information.   Set forth below is certain biographical information with respect to each nominee for election as director:

Name	Age	Position	Director Since
Charles Fabrikant	61	Chairman of the Board of Directors, President and Chief Executive Officer	December 1989
Andrew R. Morse(1)(2)	60	Director	June 1998
Michael E. Gellert	74	Director	December 1989
Stephen Stamas(1)(2)	74	Director	December 1992
Richard M. Fairbanks, III(2)	65	Director	April 1993
Pierre de Demandolx(2)	65	Director	April 1994
John C. Hadjipateras(1)(2)	55	Director	July 2000
Oivind Lorentzen(2)(3)	55	Director	August 2001
James A. F. Cowderoy	46	Director	August 2001
Steven J. Wisch(2)(3)	44	Director	August 2003
Christopher Regan	51	Director	September 2005
Steven Webster	54	Director	September 2005

(1)            Member of the Compensation Committee.

(2)            Member of the Nominating and Corporate Governance Committee.

(3)            Member of the Audit Committee.

Charles Fabrikant is President, Chief Executive Officer and Chairman of the Board, and has been a director of SEACOR and several of its subsidiaries since 1989. Mr. Fabrikant is also a Director of Diamond Offshore Drilling, Inc., a contract oil and gas driller. He is also President of Fabrikant International Corporation, or FIC, a privately owned corporation engaged in marine investments. FIC may be deemed an affiliate of SEACOR. Mr. Fabrikant is a licensed attorney admitted to practice in the State of New York and in the District of Columbia.

Andrew R. Morse has been Senior Vice President—Investments at the Morse Group at UBS Financial Services Inc., a New York-based investment banking firm, since October 2001. Mr. Morse was Senior Vice President—Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. Mr. Morse sits on numerous philanthropic boards.

Michael E. Gellert has been one of two general partners of Windcrest Partners, a New York-based investment partnership, for more than the past five years. Mr. Gellert is currently a director of the following public corporations: Smith Barney World Funds, Inc.; Travelers Series Fund, Inc.; and Dalet Technologies. Until December 2005 Mr. Gellert was a Director of Devon Energy Corp. and Humana Inc. Mr. Gellert was also a Director of Six Flags Inc. until January 2006.

Stephen Stamas is retired. Since mid-2005 he has served as the Chairman of The American Assembly of Columbia University, a New York-based not-for-profit organization involved in the study of public affairs, a position he also held from 1987 until March 2003. Mr. Stamas was the Chairman of the New York Philharmonic from 1989 until 1996 and Vice Chairman of the Rockefeller University from 1995 until November 1999. He is Chairman Emeritus and a director of the Greenwall Foundation. From 1973 to 1986, he served as Corporate Vice President of Exxon Corporation.

Richard M. Fairbanks, III has been a Counselor at the Center for Strategic and International Studies, a Washington, D.C.-based research organization, since April 2000, where he served as Managing Director for Domestic and International Issues from 1994 until April 1999, and President and Chief Executive Officer from May 1999 to April 2000. Mr. Fairbanks was the Managing Partner of the Washington, D.C. office of Paul, Hastings, Janofsky & Walker LLP (a law partnership) from 1985 to 1992, when he became Senior Counsel, a position he held until 1994. Mr. Fairbanks served as a director of Hercules Inc. between 1995 and 2000 and between 1998 and 2005  he served as a director of SPACEHAB, Inc. Mr. Fairbanks is also a director of GATX Corporation. He formerly served as an Ambassador-at-Large for the United States and was International Chairman of the Pacific Economic Cooperation Council. Mr. Fairbanks is admitted to practice law in the District of Columbia and before the United States Supreme Court.

Pierre de Demandolx has been a general partner of DPH Conseils, a Paris-based shipping and energy consulting company since October 2003. From April 1999 until October 2003, Mr. de Demandolx was the Managing Director of Petroleum Development and Diversification, a London-based consulting agency. From 1995 until September 2001, he was a director of Compagnie Nationale de Navigation, or CNN, a Paris-based public shipping company owned by Compagnie Maritime Belge. Mr. de Demandolx was the Chief Executive Officer of CNN from September 1990 to June 1996. From 1996 until October 1997, Mr. de Demandolx was the Chairman of the Board of Héli-Union, a Paris-based helicopter transportation company.

John C. Hadjipateras founded Eagle Ocean Transport Inc., a Stamford, Connecticut-based marine transportation agency concentrating in vessel sales and purchases, chartering, insurance and finance, and has served as its President since its inception in 1980. He is also Managing Director of Eagle Financial Partners, LLC, a venture capital management company founded in 1998, and was Managing Director of Peninsular Maritime Ltd. a shipbrokerage firm, from 1972 until 1993. From 1974 until 1999, Mr. Hadjipateras was a Council member of INTERTANKO, the International Association of Independent Tanker Owners. From 1985 until 1989 he was a Board Member of the Greek Shipping Co-operation Committee, and is currently a Director of KIDSCAPE LTD., and a Member of the Board of Advisors to the Faculty of Language and Linguistics of Georgetown University.

Oivind Lorentzen has been the President of the Northern Navigation America, Inc., a Greenwich Connecticut-based investment management and ship agency company concentrating in specialized transportation and structured finance since 1990. From 1979 to 1990 Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and he served on its Board of Directors until December 2005. Mr. Lorentzen is also a director of Blue Danube, Inc.

James A. F. Cowderoy has been the Chairman and Managing Director of Harrisons (Clyde) Ltd., a Glasgow-based ship owning company, since May 2002. Mr. Cowderoy served as Managing Director of SEACOR International Ltd., a SEACOR subsidiary, from May 2001 until April 2002. Mr. Cowderoy was Managing Director of Stirling Shipping Company Ltd., a private offshore shipping company based in Glasgow from 1995 until its acquisition by SEACOR in May 2001. Mr. Cowderoy is also a director of the North of England P&I Association Ltd. and Marine Shipping Mutual Insurance Company Ltd.

Steven J. Wisch is the Managing Partner of India Equity Partners, an Indian private equity fund and an advisor to IREO, an Indian real estate development fund. Previously, Mr. Wisch was President of Related Investments, a New York-based private investment firm, from November 2003 through 2005. From December 2001 through August 2002 Mr. Wisch was Chief Operating Officer of The 9/11 United Services Group, a New York-based not-for-profit organization. In December 2001 Mr. Wisch retired as a Partner and Managing Director of Goldman, Sachs & Co., an international investment bank, where he was employed from 1983 through 1985 and from 1987 through December 2001.

Christopher Regan is co-founder and since March 2002, managing director of The Chartis Group, a management consultancy group, offering strategic, operational and organizational advice to U.S. healthcare providers, suppliers and payers. Prior to co-founding The Chartis Group in 2001, Mr. Regan served from March 2001 to December 2001 as President of H-Works, a health care management consulting firm and a division of The Advisory Board Company. From January 2000 through December 2000, Mr. Regan served as Senior Vice President of Channelpoint, Inc., a health care information services company. Mr. Regan also serves as a Trustee of Hamilton College, Lawrence Hospital Center in Bronxville, New York and Ascension Health Ventures.

Steven Webster is, and has been since July 2005, President and Co-Managing Partner of Avista Capital Partners LP, an investment partnership which focuses on the energy, media and healthcare industries. From 2000 through June 2005 Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston’s Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and CEO of Falcon Drilling Company, Inc. (“Falcon Drilling”) an offshore drilling company he founded, and through 1999, served as President and CEO of R&B Falcon Corporation (“R&B Falcon”), the successor to Falcon Drilling formed through its merger with Reading & Bates Corporation and Cliffs Drilling Company. Mr. Webster served as a Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster serves on the Board of Directors of Carrizo Oil & Gas, Inc., Grey Wolf, Inc., Basic Energy Services Inc., Crown Resources Corporation, Brigham Exploration Company, Goodrich Petroleum Corporation, Camden Property Trust, Hercules Offshore, LLC, Geokinetics Inc. and various private companies. Mr. Webster has also been a director of Seabulk International, Inc., a subsidiary of the Company, since September 2002.

Voting.   Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting. If you do not wish your shares to be voted for any particular nominees, please identify those nominees for whom you  “withhold authority” to vote as director on the enclosed proxy card.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND
COMMITTEES THEREOF

Meetings

During the year ended December 31, 2005, the Board held eight meetings and acted by unanimous written consent on three occasions. All of the Directors attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during their tenure in 2005. Eight of our ten Board members then serving attended our 2005 Annual Meeting, and our other two Board members were present at the 2005 Meeting by speaker phone.

Committees of the Board

The Company has three standing committees, including: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each such committee is available on the Company’s website at www.seacorholdings.com, by clicking “Corp. Governance” on our “Investor Relations” page and are also available to stockholders in print without charge upon written request to our Investor Relations Department, 2200 Eller Drive, Fort Lauderdale, Florida  33316.

Audit Committee

Committee Function.   The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the selection of the Company’s outside auditors, the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements.

Charter and Meetings.   The Audit Committee held eight meetings and acted by unanimous written consent on one occasion during the last fiscal year. The Board  adopted a revised charter for the Audit Committee on February 11, 2004, which sets forth the Committee’s responsibilities.

The current members of the Audit Committee are Messrs. Fairbanks, Lorentzen and Wisch. The Board has determined that all members of the Audit Committee are “independent” and “financially literate” under the rules of the NYSE currently applicable to the Company. The Board has further determined that Mr. Lorentzen is an “Audit Committee Financial Expert” within the meaning of the regulations of the Securities and Exchange Commission, and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the rules promulgated under the Exchange Act. Additionally, each member of the Audit Committee meets the heightened requirement for independence set forth in the Sarbanes-Oxley Act.

AUDIT COMMITTEE REPORT

The Audit Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee recognizes that Company management including the internal audit staff, or outside provider of such services, and the independent auditors have more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

The Audit Committee’s principal responsibilities include (i) appointing and reviewing the performance of the independent auditors, (ii) reviewing and, if appropriate and necessary, pre-approving audit and permissible non-audit services of the independent auditor, (iii) reviewing the adequacy of the Company’s internal and disclosure controls and procedures, (iv) reviewing and reassessing the adequacy of the Company’s charter, (v) reviewing with management any significant risk exposures, (vi) reviewing with management and the independent auditors the Company’s annual and quarterly financial statements, (vii) reviewing and discussing with management and the independent auditor all critical accounting policies and practices used by the Company and any significant changes thereto, (viii) reviewing and discussing with management, the independent auditor and the internal auditor any significant findings during the year, including the status of previous audit recommendations, (ix) assisting the Board of Directors in monitoring compliance with legal and regulatory requirements, and (x) establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board has determined that each of the members of the Audit Committee is independent as defined by the listing standards of the New York Stock Exchange.

In connection with the Company’s consolidated financial statements for the year ended December 31, 2005, the Audit Committee has:

•       reviewed and discussed the audited financial statements with management;

•       discussed with the Company’s independent public accountants, Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards 61, as amended (Communication with Audit Committees); and

•       received the written disclosures and the letter from Ernst & Young LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent public accountants their independence.

Based on the review and discussions with the Company’s management and independent public accountants, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee.

Richard M. Fairbanks, III
Oivind Lorentzen
Steven J. Wisch

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee

Committee Function.   The Compensation Committee, among other matters: approves, either on its own or with the Company’s independent directors, the compensation of the Chief Executive Officer; evaluates the performance of the Chief Executive Officer against approved performance goals and other objectives and reports its findings to the Board; reviews and makes recommendations to the Board with respect to non-Chief Executive Officer compensation; reviews and makes recommendations with respect to changes in incentive compensation plans, equity-based plans and director compensation; prepares a report to be included in the Company’s annual proxy statement; and prepares an annual performance self-evaluation of the Committee.

Charter and Meetings.   The Board adopted the Compensation Committee charter on February 11, 2004. The Compensation Committee meets as frequently as circumstances dictate but not less than once a year. The Compensation Committee met five times in 2005 and acted by unanimous written consent on one occasion.

The Compensation Committee consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board has determined that each of the directors is “independent” within the meaning of the listing standards of the NYSE. The Committee’s current members are Messrs. Hadjipateras, Morse and Stamas.

Nominating and Corporate Governance Committee

Committee Function.   The Nominating and Corporate Governance Committee assists the Board with: identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at SEACOR’s Annual Meeting of Stockholders and to fill Board vacancies; recommending modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing Board candidates, including policies and procedures relating to Board candidates submitted for consideration by stockholders; reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities; reviewing periodically the size of the Board and recommending any appropriate changes; overseeing the evaluation of the Board and management; recommending changes in director compensation; and various governance responsibilities.

Charter and Meetings.   The Board adopted a charter for the Nominating and Corporate Governance Committee on February 11, 2004. The Nominating and Corporate Governance Committee meets as frequently as circumstances dictate but not less than once a year. The Nominating and Corporate Governance Committee met once in 2005.

Each Nominating and Corporate Governance committee member has been determined by the Board to be “independent” within the meaning of the listing standards of the NYSE. The current members of the Nominating and Corporate Governance Committee are Messrs. de Demandolx, Fairbanks, Hadjipateras, Lorentzen, Morse, Stamas and Wisch.

Selection of Board Nominees.   To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.

In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

The assessment of nominees includes issues of sound judgment, diversity, age, business specialization and technical skills—all in the context of an assessment of the perceived needs of the Board at that point in time. Appropriate criteria for Board membership also include the following:

•       Members of the Board should be individuals of high integrity, substantial accomplishments, and prior or current association with institutions noted for their excellence.

•       Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

•       The background and experience of members of the Board should be in areas important to the operation of the Company.

Stockholder Recommendations.   The Committee considers candidates for Director suggested by our stockholders, provided that the recommendations are made in accordance with the same procedures required under our By-laws for nominations of directors by stockholders and described in this Proxy Statement under the heading “Other Matters—Stockholder Nomination of Directors.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Committee’s nominees receive.

Compensation of Directors

Directors who are officers of the Company receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof. During the first half of 2005, Directors who were not officers of the Company were paid at an annual rate of $15,000 and received $1,500 for every regular and special Board and committee meeting they attended; from July 1st 2005 this remuneration was increased to $25,000 and $2,000, respectively.

The SEACOR 2003 Non-Employee Director Share Incentive Plan was approved by stockholders at the 2003 Annual Meeting and is administered by the Board of Directors or by a committee designated by the Board. Under the 2003 Non-Employee Director Share Incentive Plan, each member of the Board who is not an employee of the Company is granted options and Common Stock.

On the date of each annual meeting of the stockholders of the Company through 2007, each non-employee Director is granted an option to purchase 3,000 shares of Common Stock, subject to adjustment. The exercise price of the options granted is the fair market value per share of Common Stock on the date the options are granted. Options granted under the 2003 Non-Employee Director Share Incentive Plan are exercisable at any time following the earlier of the first anniversary of, or the first annual meeting of the Company’s stockholders after, the date of grant, for a period of up to ten years from date of grant. Subject to the accelerated vesting of options upon a non-employee Director’s death or disability or the change in control of the Company, if a non-employee Director’s service as a director of the Company is terminated, his or her options that are not then exercisable will terminate. A non-employee Director’s options that are vested but not exercised may, subject to certain exceptions, be exercised (i) within three months after the date of termination of service as a director in cases of termination by reason of voluntary retirement, failure of the Company to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by the Company, or (ii) within one year in the case of termination of service as a director by reason of death or disability. On the date of each Annual Meeting of Stockholders of the Company, each non-employee Director in office immediately following such annual meeting is granted the right to receive 500 shares of Common Stock with such shares to be delivered in four equal installments of

125 shares on the date of such annual meeting and on the dates that are three, six, and nine months thereafter (each such installment of shares, until the delivery date thereof,  “Unvested Stock Award”). If a Non-Employee Director’s service as a director of the Company terminates for any reason, any and all Unvested Stock Awards shall terminate.

Corporate Governance Guidelines and Codes of Ethics

SEACOR has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Supplemental Code of Ethics. A copy of each of these documents is available on the Company’s website at www.seacorholdings.com, by clicking “Corp. Governance” on our “Investor Relations” page and is also available to stockholders in print without charge upon written request to our Investor Relations Department, 2200 Eller Drive, Fort Lauderdale, Florida  33316.

SEACOR’s Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation management succession, board committees and annual self-evaluation. SEACOR’s Code of Business Conduct and Ethics is applicable to its directors, officers, and employees and its Supplemental Code of Ethics is applicable to SEACOR’s CEO and senior financial officers. SEACOR will disclose future amendments to, or waivers from, certain provisions of its Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for the Company’s Chief Executive Officer and each other executive officer required to be included under rules promulgated by the Securities and Exchange Commission (the “Named Executive Officers”) in respect of the fiscal years ended December 31, 2005, 2004 and 2003.

	Annual Compensation			Long-Term Compensation
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)(3)	All Other Compensation ($)(4)
Charles Fabrikant,(5)	2005	600,000	2,000,000	2,562,000	30,000	6,300
Chairman of the	2004	525,000	1,250,000	986,100	30,000	6,000
Board, President,	2003	525,000	125,000	344,400	30,000	6,000
and Chief Executive
Officer
Randall Blank,(6)	2005	335,000	1,550,000	1,479,600	0	6,300
President and Chief	2004	335,000	200,000	276,108	10,000	6,150
Executive Officer of	2003	335,000	100,000	137,760	10,000	6,000
SEACOR
Environmental
Services Inc. and
Sr. Vice President
Dick Fagerstal,(7)	2005	300,000	175,000	256,200	10,000	6,300
Sr. Vice President—	2004	280,000	150,000	197,220	10,000	6,150
Finance	2003	280,000	62,500	107,625	5,000	6,000
John Gellert,(8)	2005	180,000	535,000	915,000	30,000	6,300
Sr. Vice President	2004	155,000	75,000	230,090	15,000	6,150
	2003	155,000	62,500	96,863	10,000	6,000
Alice Gran,(9)	2005	300,000	135,000	109,800	5,000	12,605
Sr. Vice President	2004	260,000	60,000	98,610	4,000	10,975
General Counsel and	2003	235,000	40,000	34,440	3,000	11,365
Secretary

(1)            Except as to Mr. Blank, sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. As to Mr. Blank, $350,000 was awarded on March 2, 2006, of which sixty percent (60%) is paid at the time of award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant and $1,200,000 was awarded on April 11, 2006 and is payable in approximately two years. Any outstanding balance is payable upon the death, disability, termination without “cause” of the employee, or the occurrence of a “change-in-control” of the Company.

(2)            The value indicated is based on the number of shares awarded and the stock price on the issuance date. The Company provided to the Named Executive Officers three types of Restricted Stock Awards. Each award of Three-Year Restricted Stock (“Three-Year Stock”) vests in three equal annual installments, commencing approximately one year after the date of award. Each award of One-Year Restricted Stock (“One-Year Stock”) vests approximately one year from the date of the award. Each award of Five-Year Restricted Stock (“Five-Year Stock”) vests in five equal annual installments commencing approximately one year after the date of the award. Each type of restricted stock vests immediately upon the death, disability, termination “without cause” of the employee, or the occurrence of a “change-in-control” of the Company. If cash dividends are paid by the Company, holders of restricted stock are entitled to receive such dividends whether or not the shares of restricted stock have vested.

(3)            Includes options granted (or which the Company has agreed to grant in installments during 2006) on March 2, 2006 as compensation for fiscal year 2005, all to be issued under the 2003 Share Incentive Plan.

(4)            “All Other Compensation” includes contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made by Messrs. Fabrikant, Blank, Fagerstal  and Gellert, and Ms. Gran under the SEACOR Savings Plan, a defined contribution plan established by the Company effective July 1, 1994 which meets the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In the case of Ms. Gran, such amount includes $7,050 for the approximate amount paid for fiscal year 2003,  $7,061 for the approximate amount paid for fiscal year 2004, and $8,272 for the approximate amount paid for fiscal year 2005 under a defined contribution retirement plan paid by a United Kingdom subsidiary of the Company.

(5)            Mr. Fabrikant was granted restricted stock awards as follows: For 2005, 30,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 2, 2006 and 5,000 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 2, 2006; for 2004, 10,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005 and 5,000 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; and for 2003, 3,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004 and 5,000 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004. At December 31, 2005, Mr. Fabrikant held 35,400 shares of restricted stock having a value of $2,410,740 based upon a closing price of $68.10 per share of Common Stock on December 31, 2005.

(6)            Mr. Blank was granted restricted stock awards as follows: For 2005, 2,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 2, 2006 and 18,000 shares of Three-Year Stock pursuant to a Restricted Stock Agreement dated April 11, 2006; for 2004, 2,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005 and 2,200 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; and for 2003, 1,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004 and 2,200 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004. At December 31, 2005, Mr. Blank held 6,800 shares of restricted stock having a value of $463,080 based upon a closing price of $68.10 per share of Common Stock on December 31, 2005. In addition to a bonus in the amount of $350,000 payable in accordance with the terms set forth in Footnote (1), on April 11, 2006, Mr. Blank was awarded a bonus in the amount of $1,200,000 payable in approximately two years plus interest at the rate of 5.6% per annum.

(7)            Mr. Fagerstal was granted restricted stock awards as follows: For 2005, 2,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 2, 2006 and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 2, 2006; for 2004, 1,500 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005 and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; and for 2003, 1,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004 and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004. At December 31, 2005, Mr. Fagerstal held 6,800 shares of restricted stock having a value of $463,080 based upon the closing price of $68.10 per share of Common Stock on December 31, 2005.

(8)            Mr. Gellert was granted restricted stock awards as follows: For 2005, 10,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 2, 2006 and 2,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 2, 2006; for 2004, 2,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005 and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; and for 2003, 1,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004 and 1,250 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004. At December 31, 2005, Mr. Gellert held 7,300 shares of restricted stock having a value of $497,130 based upon the closing price of $68.10 per share of Common Stock on December 31, 2005.

(9)            Ms. Gran was granted restricted stock awards as follows: For 2005, 1,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 2, 2006, and 500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 2, 2006; for 2004, 1,000 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005 and 500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; and for 2003, 300 shares of Five-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004 and 500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004. At December 31, 2005, Ms. Gran held 2,340 shares of restricted stock having a value of $159,354 based upon a closing price of $68.10 per share of Common Stock on December 31, 2005.

Stock Options

On April 18, 1996 and May 14, 2003, SEACOR’s stockholders adopted the 1996 Share Incentive Plan and the 2003 Share Incentive Plan, respectively (collectively, the “Plans”). The Plans provide for the grant of options to purchase shares of Common Stock and for the grant of stock appreciation rights, restricted stock awards, performance awards and stock units to officers and key employees of the Company. The Plans are administered by the Compensation Committee of the Board. Each option or share granted to an officer or employee must be evidenced by an agreement containing terms and provisions established by the Compensation Committee in accordance with the Plans.

Option Grants in 2005

The following table sets forth information regarding all grants of options to acquire shares of Common Stock in 2005 to the Named Executive Officers.

	Individual Grants(1)				Potential Realizable
					Value at Assumed
	Number of				Annual Rates of
	Securities	Percent of Total			Stock Price
	Underlying	Options Granted	Exercise of		Appreciation for
	Options	to Employees in	Base Price	Expiration	Option Term
Name	Granted (#)(2)	Fiscal Year(3) (%)	($/Sh)	Date	5% ($)	10% ($)
Charles Fabrikant	7,500	7.0	65.74	3/11/15	310,291	786,463
	7,500	7.0	54.78	3/11/15	252,681	637,128
	7,500	7.0	70.20	3/11/15	313,527	784,937
	7,500	7.0	66.51	3/11/15	287,319	714,184
Randall Blank	2,500	2.3	65.74	3/11/15	103,430	262,154
	2,500	2.3	54.78	3/11/15	84,227	212,376
	2,500	2.3	70.20	3/11/15	104,509	261,646
	2,500	2.3	66.51	3/11/15	95,773	238,061
Dick Fagerstal	2,500	2.3	65.74	3/11/15	103,430	262,154
	2,500	2.3	54.78	3/11/15	84,227	212,376
	2,500	2.3	70.20	3/11/15	104,509	261,646
	2,500	2.3	66.51	3/11/15	95,773	238,061
John Gellert	3,750	3.5	65.74	3/11/15	155,146	393,231
	3,750	3.5	54.78	3/11/15	126,340	318,564
	3,750	3.5	70.20	3/11/15	156,763	392,469
	3,750	3.5	66.51	3/11/15	143,660	357,092
Alice Gran	1,000	0.9	65.74	3/11/15	41,372	104,862
	1,000	0.9	54.78	3/11/15	33,691	84,960
	1,000	0.9	70.20	3/11/15	41,804	104,658
	1,000	0.9	66.51	3/11/15	38,309	95,225

(1)            Options reported are exercisable in 20% annual increments beginning on March 4, 2006. The Company entered into an agreement to grant options (“Option Agreement”) in four equal installments over a one-year period, with the first such option being granted on the date of the Option Agreement at an exercise price equal to the market price on the date of grant and the remaining installments of options are granted and priced quarterly thereafter at a price equal to the market price on the date of the grant. Options not yet exercisable become immediately exercisable upon the death, disability, termination “without cause” of the employee, or the occurrence of a “change-in-control” of the Company.

(2)            Excludes stock option grants made (or agreed to be made) on March 2, 2006 in respect of 2005 compensation, as follows:  Mr. Fabrikant—30,000 shares; Mr. Fagerstal—10,000 shares; Mr. Gellert—30,000 shares; and Ms. Gran—5,000 shares. 25% of such options are exercisable at $73.20 and the exercise price of 25% of such options will be determined based on the closing market price of Common Stock 3, 6 and 9 months after the initial grant date.

(3)            Based on an aggregate 107,400 shares subject to options granted to employees in 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table(1)

The following table sets forth certain information with respect to stock option exercises by Named Executive Officers during 2005, and the exercisable and unexercisable options they held at year-end.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/ Unexercisable(2)
Charles Fabrikant	127,500	6,821,250	194,250/72,000	5,993,955/1,238,558
Randall Blank	15,000	805,050	43,000/22,500	1,369,994/367,509
Dick Fagerstal	38,550	1,515,180	8,000/20,000	224,338/320,463
John Gellert	—	—	15,500/29,000	495,950/435,513
Alice Gran	—	—	5,803/7,300	195,428/101,216

(1)            Based on a December 31, 2005 closing price of the Company’s Common Stock of $68.10 per share.

(2)            Excludes options issued in 2006 in respect of 2005 performance.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company has no employment contracts or formal remuneration arrangements with any of the Named Executive Officers. There are no compensatory plans or arrangements with respect to any Named Executive Officer that results or will result from any termination of such Named Executive Officer’s employment, or from a change in control of the Company, or from a change in responsibilities due to a change in control of the Company.

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	679,819	$ 44.21	964,699
Equity compensation plans not approved by security holders(1)	—	—	—
Total	679,819	$ 44.21	964,699

(1)            Excludes 239,834 shares issuable under outstanding options, with a weighted average exercise price of $17.43, originally granted under plans assumed in connection with acquisition transactions.

Executive Deferred Compensation Plan

A non-qualified deferred compensation plan (the “Deferred Compensation Plan”) established by the Company in 2005 provides non-employee directors (as well as a select group of highly compensated employees, including the Named Executive Officers) the ability to defer receipt of up to 75% of their cash base salary, up to 100% of their cash bonus and/or up to 100% of their vested restricted stock for each fiscal year.

Participants under the Deferred Compensation Plan may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), on a date specified by the participant or, if earlier, upon a separation from service or upon a change of control. All distributions to participants following a separation from service must be in the form of a lump sum, except if such separation qualifies as “retirement” under the terms of the Deferred Compensation Plan, in which case it may be paid in installments if previously elected by the participant. Distributions to “Key Employees” upon a separation from service (other than due to death) will not commence until at least 6 months after the separation from service. Participants are always 100% vested in the amounts that participants contribute to their Deferred Compensation Plan accounts. The Company, at its option, may contribute amounts to participants’ accounts, which may be subject to vesting requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SCF Barge Pools.   SCF Marine Inc., or SCF, a subsidiary of SEACOR, manages and operates inland river barges for third parties under pooling arrangements, including certain inland river barges owned by Mr. Fabrikant, companies controlled by Mr. Fabrikant (FIC, FIC Barge Line Inc. and VSS Holdings), Mr. Fabrikant’s mother, and trusts established for the benefit of Mr. Fabrikant’s two children. In 2005, the income earned by Mr. Fabrikant and these affiliates totaled an aggregate of $1,297,274 ($140,632, $664,842, $97,027, $351,730 and $25,059 to each of Mr. Fabrikant, FIC, FIC Barge Line Inc., VSS Holdings and Mr. Fabrikant’s mother, respectively, and $8,992 to each of the trusts), net of management fees earned by SCF of $87,571.

Employment of John Gellert.   John Gellert, son of Michael E. Gellert, a director of the Company, is a Senior Vice President of the Company and a Named Executive Officer. As compensation for his services as an executive of SEACOR during 2005, Mr. Gellert was paid salary of $180,000 and was awarded a cash bonus of $535,000. Mr. Gellert’s salary in 2006 has been paid at a rate of $250,000 per annum. In 2005 Mr. Gellert was also granted 3,500 restricted shares of Common Stock and options to purchase 15,000 shares of Common Stock in recognition of his service in 2004. In 2006, Mr. Gellert was granted 12,500 shares of restricted Common Stock and options to purchase 30,000 shares of Common Stock in recognition of his service in 2005. All options and restricted common stock vest over time periods ranging from one year to five years.

Harrisons (Offshore) Limited Revenue Sharing Agreement.   During the second quarter of 2004 pursuant to a provision agreed in connection with the Company’s acquisition of Stirling Shipping Holdings Limited in May 2001, the Company entered into a revenue sharing pooling agreement with Harrisons (Offshore) Limited (“Harrisons”), a Scottish company in which Mr. James Cowderoy, a director of the Company, is a shareholder and managing director. Under this pooling agreement, the revenue from two supply vessels owned by the Company and two supply vessels owned by Harrisons operating in the North Sea was shared pursuant to an agreed allocation formula and the Company was paid a fee for commercially managing the pool. The Company earned $0.1 million of revenues under the pooling agreement in 2005. The company also earned $11,000 of management fees in 2005. This pooling agreement was terminated in February 2005.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee’s current members are Messrs. Hadjipateras, Morse and Stamas, and each member of the Compensation Committee is an independent director. No member of the Compensation Committee: (i) was an officer or employee of SEACOR or any of its subsidiaries during 2005; (ii) was formerly an officer of SEACOR or any of its subsidiaries; or (iii) served on the board of directors of any other company any of whose executive officers served on SEACOR’s Compensation Committee or its Board.

REPORT ON EXECUTIVE COMPENSATION

General

SEACOR’s Compensation Committee’s formal charter is to (i) set the compensation of the CEO and, with the advice of the CEO, the other senior officers of SEACOR, (ii) review overall levels of compensation and benefits within SEACOR, (iii) review the performance of senior executives, (iv) administer SEACOR’s option plan and restricted share plan, (v) review incentive compensation to maintain relevance to strategic goals, and (vi) evaluate the general structure of the organization with a view toward ensuring stability and adequacy of staffing for managing the business. Mr. Morse is the Chairman of the Compensation Committee and the other members are Mr. Hadjipateras and Mr. Stamas.

The Compensation Committee met on five occasions in 2005. The Compensation Committee also met with the CEO in February 2005 shortly before year-end results were reported by SEACOR and also met without the CEO to discuss CEO compensation. In addition, from time to time the Compensation Committee met in telephonic sessions and subsequently presented its recommendations to the SEACOR Board of Directors.

During meetings in June and October 2005, the Compensation Committee reviewed SEACOR’s current benefit programs and incentive arrangements, and general trends in the job market. The Compensation Committee compared SEACOR’s directors’ compensation program, employee benefit programs, stock options, restricted stock awards and 401(k) arrangements, to others in the industry. In September, the Compensation Committee reported its findings to the Board of Directors concerning the advisability of adopting an executive deferred compensation plan, following which the Board of Directors authorized the Compensation Committee to pursue and recommend the terms of a final plan. The Compensation Committee met again in October 2005 to discuss, approve and recommend a final deferred compensation plan to the Board of Directors which was subsequently approved by the Board. The Compensation Committee also considered the effect on its compensation goals of increasing labor costs, even though the Consumer Price Index was not climbing rapidly.

The Compensation Committee also discussed the impact of certain regulatory requirements and restrictions imposed by our corporate governance policies on employees who are awarded shares of restricted stock and stock options. In particular, the Compensation Committee noted that there are occasions when sales or other dispositions of shares by senior executives are not permitted. These limitations apply because such executives may be in possession of or have access to material non-public information that the market may not yet have such as impending financial results or the existence of active discussions regarding possible material transactions or other significant events. The frequency of such black-out periods is a function of SEACOR’s financial reporting cycle and its strategy to consider actively many investment opportunities.

This restriction on dispositions during black-out periods limits liquidity in these options for senior management and on some occasions creates tax burdens for employees because they may be required to make tax payments at times when they cannot sell shares. The Compensation Committee has the authority to determine that it is appropriate for SEACOR to accept shares to cover tax obligations of employees associated with the exercise of options or vesting of restricted shares during black-out periods and it makes that determination if and when such occasions arise. The Compensation Committee also recommended the SEACOR Board of Directors take into account these liquidity limitations in setting compensation.

At a meeting in February 2006, the Compensation Committee reviewed materials evaluating SEACOR’s compensation programs relative to a peer group, and the comparative performance of SEACOR’s business to those of other companies in its peer group. The performance review included a comparison of earnings and cash flows, an analysis of balance sheet structure and an analysis of accounting practices, in order to ensure the use of comparable standards. Finally, the Compensation Committee looked at comparisons of share price performance. The comparison group included companies in the offshore business, the barge business, the shipping industry, the leasing industry and the helicopter services  industry.

In setting compensation and bonus pay, the Compensation Committee considers relative performance in all categories, focusing in particular on earnings and cash flow from operations, financial management and asset trading and management of capital. The Compensation Committee also considers the education and experience of key executives, their leadership skills, and how these qualities fit with SEACOR’s overall strategy and objectives. The Compensation Committee also considers the general level of compensation for such experience in the marketplace. The other factor considered in setting compensation is the retention of key employees over a long term.

In addition to cash compensation, SEACOR grants awards of restricted shares. Restricted shares that are considered part of base pay vest approximately one year after the date of grant. This program is intended as a short-term retention plan and divides base compensation between cash and stock.

In addition to base pay, SEACOR awards bonuses based on the performance of the business, the market performance of SEACOR’s common stock, and the performance of the individual. The Compensation Committee also takes into consideration creativity and responses to opportunities and challenges, whether demonstrated by effective use of capital, financial optimization, or operational performance. Cash bonus awards are paid 60% in the year in which the award is made. The award reflects performance for the prior fiscal year. The balance of 40% is paid equally over the next two years. In order to collect the full award, the recipient must be employed by SEACOR at the scheduled time of payment.

Bonus awards of restricted shares that vest over five years are intended to create a sense of long-term ownership in SEACOR. In order to receive the entire award, an employee must remain with SEACOR for the full vesting period, except that all shares vest upon death or disability. The purpose of the extended vesting is to build ownership and tie executive performance to long-term performance of SEACOR’s shares. Over a period of years, senior personnel accumulate a stake in performance, and are tied to long-term goals.

SEACOR also uses stock options to supplement restricted shares. Stock options are priced four times a year in order to arrive at a fair average exercise price. Stock options are exercisable for ten years but awards generally vest over a period of five years commencing on the first anniversary of the date of grant. In setting levels of cash compensation and bonus, the Compensation Committee takes into account the long-term vesting schedule of restricted shares and stock options, and the limitations on executives’ monetizing their awards due to black-out periods.

For the 2005 fiscal year, the Compensation Committee awarded Mr. Fabrikant a bonus of $2,000,000, 35,000 restricted shares and 30,000 stock options. In making the award, the Compensation Committee took into account Mr. Fabrikant’s role in furthering the strategic goals of SEACOR, his specific contribution to 2005 results, and the levels of bonus compensation paid to senior management in comparable companies.

Specifically, the Compensation Committee noted the results of Mr. Fabrikant’s leadership in increasing SEACOR’s EBITDA; his role in orchestrating the acquisition of Seabulk International, Inc. and his leadership in integrating the two companies; his role in providing strategic direction in the offshore marine and aviation services divisions; his role in identifying opportunities and expanding the inland river business and expanding SEACOR’s leasing activities.

The Compensation Committee also reviewed levels of compensation for senior management in key positions and all grants of restricted stock and options.

Section 162(m) of the Code prohibits the deduction by a publicly held corporation of compensation paid to a “covered employee” in excess of $1 million per year, subject to exceptions for certain performance-based compensation. Generally, SEACOR’s covered employees are those executive officers listed in the Summary Compensation Table above. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Compensation Committee in light of SEACOR’s overall compensation philosophy and objectives. The Compensation Committee believes that long-term stockholder value is enhanced by appropriately rewarding desirable corporate and individual performance achievements and that under existing circumstances such value may outweigh the advantages of qualifying compensation as deductible under Section 162(m).

The foregoing report is respectfully submitted by the Compensation Committee.

John C. Hadjipateras

Andrew R. Morse

Stephen Stamas

PERFORMANCE GRAPH

Set forth in the graph below is a comparison of the cumulative total return that a hypothetical investor would have earned assuming the investment of $100 over the five-year period commencing on December 31, 2000 in (i) the Common Stock of the Company, (ii) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (iii) the Simmons Offshore Transportation Index, an index of oil service companies published by Simmons and Company, Inc. (the “Simmons Peer Index”).

	December 31
	2000	2001	2002	2003	2004	2005
Company	100	88	85	80	101	129
S&P 500	100	87	67	84	92	95
Simmons Peer Index	100	94	95	97	133	177

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board recommends that stockholders ratify the appointment of Ernst & Young LLP (“Ernst & Young”), certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2006. The appointment of Ernst & Young was recommended to the Board by its Audit Committee. Ernst & Young served as independent auditor for the Company for the fiscal year ended  December 31, 2005.

Representatives of Ernst & Young will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Meeting.

The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting is required to ratify the appointment of Ernst & Young.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

Independent Auditor Fee Information

Fees for professional services provided by Ernst & Young for the years ended December 31, 2005 and 2004 were as follows:

	2005	2004
Audit Fees	$2,181,802	$992,857
Audit-Related Fees	45,642	7,090
Tax Fees	31,990	107,711
All Other Fees	—	—
Total	$2,259,434	$1,107,658

Audit Fees represent fees for professional services provided in connection with the audit of our financial statements, reporting on management’s assertions regarding internal controls over financial reporting in compliance with Sarbanes-Oxley Section 404, review of our quarterly financial statements, and services provided in connection with other statutory or regulatory filings. Audit-Related Fees represent fees for professional services provided in consulting on interpretations and application of Financial Accounting Standards Board pronouncements and Securities and Exchange Commission regulations. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young LLP. All of the services described in the foregoing table were approved in conformity with the Audit Committee’s pre-approval process.

Pre-approval Policy for Services of Independent Registered Public Accounting Firm.   The Audit Committee’s policy is to pre-approve all audit services, audit-related services, and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the committee annually reviews and approves a list of specific services and categories of services, including audit, audit-related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically pre-approved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent auditor, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee.

To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to its Chair, and/or to such other members of the Audit Committee that the Chair may designate, to review and if appropriate approve in advance, any request by the independent auditor to provide tax and/or all other non-audit services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or its initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. The Company is required to disclose in this Proxy Statement any late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Forms 5 were required for such reporting persons, the Company believes that during the 2005 fiscal year all Section 16(a) filing requirements were satisfied.

OTHER MATTERS

Other Actions at Meeting

The Board does not intend to present any other matter at the Meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Limitation on Stockholder Action by Written Consent; Special Meetings of Stockholders; Removal of Directors; Vacancies

The Certificate of Incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders or by the affirmative written consent of the holders of not less than 66 2/3% (or such greater percentage as may then be required by applicable law) in voting power of the outstanding shares of Common Stock entitled to vote thereon. The By-laws provide that, to be properly brought before an annual meeting, business must be (i) specified in the notice of meeting and (ii) brought before the meeting by or at the direction of the Board, or (iii) be brought before the meeting by a stockholder upon timely written notice in proper form given to the Secretary of the Company. In order to be considered timely, such stockholder notice must be received by the Secretary of the Company not less than 90 days prior to the anniversary of the date of the annual meeting of stockholders held in the previous year, subject to certain exceptions. The By-laws further provide that, unless otherwise prescribed by law, special meetings of stockholders can only be called by the Chairman of the Board, the President or pursuant to a resolution approved by a majority of the Board and, in any such case, only to consider such business as shall be provided in such resolution or in the notice delivered to stockholders respecting the special meeting.

The By-laws also provide that Directors can be removed from office (prior to the expiration of their term) with or without “cause” by the affirmative vote of a majority in voting power of the outstanding shares entitled to vote at an election of directors, and that vacancies on the Board can be filled only by the remaining directors then in office.

Stockholder Nomination of Directors

The By-laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the “Nomination Procedure”). Only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who has given timely prior written notice to the Secretary of the

Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. In order to be timely, such written notice must be received by the Secretary of the Company not less than 90 days prior to the anniversary of the date of the immediately preceding annual meeting (subject to certain exceptions), and the notice must contain (i) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated, (ii) a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all contracts, arrangements or other understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy or information statement filed pursuant to the Exchange Act and (v) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge nomination of any person not made in compliance with the Nomination Procedure.

Although the By-laws do not empower the Board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by the Company’s stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.

Restrictions on Foreign Ownership of Common Stock and Related Matters

The Company is subject to a variety of U.S. federal statutes and regulations, including the Shipping Act, 1916, as amended (the “Shipping Act”), and the Merchant Marine Act of 1920, as amended (the “1920 Act”, and collectively with the Shipping Act, the “Acts”), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports.

Generally, the Acts require that vessels engaged in U.S. coastwise trade must be owned by U.S. citizens. In order for a corporation operating in U.S. coastwise trade to qualify as a U.S. citizen, at least 75% of the outstanding capital stock of the corporation must be owned by persons or organizations that are U.S. citizens, as defined in the Shipping Act. Accordingly, if persons or organizations that are not U.S. citizens as so defined were to own more than 25% of the Common Stock, the Company would not (until such foreign ownership was reduced to or below 25%) be permitted to continue its U.S. coastwise trade operations. To help facilitate compliance with the Acts, the Certificate of Incorporation requires the Company to institute and to implement through the transfer agent for the Common Stock a dual stock certificate system, pursuant to which certificates evidencing shares of Common Stock bear legends which, among other things, designate such certificates as either “foreign” or “domestic,” depending on the citizenship of the owner. The Certificate of Incorporation also establishes procedures designed to enable the Company to monitor and limit foreign ownership of the Common Stock, and authorizes the Board under certain circumstances to redeem shares of stock owned by non-U.S. citizens. Moreover, the By-laws provide that the Chairman of the Board and Chief Executive Officer, and the President must each be U.S. citizens, and restrict any officer who is not a U.S. citizen from acting in the absence or disability of such person. The By-laws further provide that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005 accompanies this Proxy Statement and should be read in conjunction herewith.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals that stockholders believe should be voted upon at SEACOR’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2007 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before December 18, 2006 to be eligible for inclusion in the proxy statement and proxy card relating to the 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to:  Secretary, SEACOR Holdings Inc., 2200 Eller Drive, Fort Lauderdale, Florida 33316.

As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Article I, Section 1 of the By-laws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not less than 90 calendar days in advance of the anniversary date of the previous year’s annual meeting of stockholders (or if there was no such prior annual meeting, not less than 90 calendar days prior to the date which represents the second Tuesday in May of the then current year); if, however, the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, then, to be considered timely, notice by the stockholders must be received by the Company not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the seventh day following the date on which notice of the date of the annual meeting was mailed to stockholders or publicly disclosed.

For the Board of Directors

Alice N. Gran
Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

SEACOR Holdings Inc.

May 17, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

ALL NOMINEES FOR DIRECTOR INDICATED BELOW AND “FOR” PROPOSAL NO 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. To elect twelve directors to serve until the 2007 Annual Meeting of Stockholders.			2.	To ratify the appointment of Ernst & Young LLP as the Company’s	☐	☐	☐
		NOMINEES:		independent registered public
☐	FOR ALL NOMINEES	Charles Fabrikant		accounting firm for the fiscal year
		Andrew R. Morse		ending December 31, 2006.
☐	WITHHOLD AUTHORITY	Michael E. Gellert
	FOR ALL NOMINEES	Stephen Stamas	The proxies are authorized to vote, in their discretion, upon any other matters that may properly come before the Annual Meeting or any adjournments thereof.
Richard M. Fairbanks, III
☐	FOR ALL EXCEPT	Pierre de Demandolx
	(See instructions below)	Oivind Lorentzen
		John C. Hadjipateras	This proxy hereby revokes any proxy heretofore given by the undersigned for the Annual Meeting.
James A. F. Cowderoy
Steven J. Wisch
		Christopher Regan	Shares represented by this proxy will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all management nominees listed, and FOR Item 2.
Steven Webster

Only holders of record of SEACOR common stock at the close of business on March 23, 2006 will be entitled to notice of and to vote at the Meeting. Your vote is very important! Please complete, sign, date and return the enclosed proxy, whether or not you expect to attend the Meeting, so that your shares may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

SEACOR Holdings Inc.

Proxy for Annual Meeting of Stockholders

on May 17, 2006 11:00 a.m., local time

To be held at the Ritz-Carlton Hotel

100 Carondelet Plaza

Clayton, Missouri 63105

The undersigned having received the Notice of Meeting and Proxy Statement of SEACOR Holdings Inc. (the “Company”), dated April 17, 2006, and Annual Report for the fiscal year ended December 31, 2005, hereby appoints and constitutes Mr. Charles Fabrikant and Ms. Alice Gran, and each of them, proxies with full power of substitution to vote for the undersigned at the Company’s Annual Meeting of Stockholders to be held on May 17, 2006, and at any adjournments thereof (the “Annual Meeting”), as follows:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SEACOR Holdings Inc.

IMPORTANT - This proxy must be signed and dated on the reverse side.

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